EXHIBIT 3.1B

                                  AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                         GREATER ATLANTIC FINANCIAL CORP

                       (Pursuant to 8 Del C. Section 242)

Greater Atlantic Financial Corp, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation") does hereby certify that:

FIRST, a Certificate of Incorporation was initially filed by the Corporation on June 2, 1997 with the Office of the Secretary of the State of Delaware.

SECOND, that the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law, duly adopted an amendment to the Certificate of Incorporation to increase the number of shares of Common Stock from Five million (5,000,000) to Ten million (10,000,000) declaring said amendment to be advisable and calling a meeting of stockholders of the Corporation for consideration thereof.

THIRD, that thereafter on February 25, 1999, an Annual Meeting of Stockholders of the Corporation was duly called and held, upon notice and in accordance with
Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by the Delaware General Corporation Law were voted in favor of the amendment substantially in the form attached hereto as Exhibit A.

FOURTH,  the  amendment was duly adopted in  accordance  with the  provisions of
Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and attested by its Secretary on this 5th day of April, 1999.

                                              GREATER ATLANTIC FINANCIAL CORP.

                                               By: /s/ Carroll E. Amos
                                                   ------------------------
                                                   Carroll E. Amos
                                                   President

Attest:

/s/ Margaret A. Reynolds
------------------------
Margaret A. Reynolds
Secretary

                                  EXHIBIT A TO
                                  AMENDMENT TO
                         CERTIFICATE OF INCORPORATION OF
                        GREATER ATLANTIC FINANCIAL CORP.
                ARTICLE FOURTH: CAPITAL STOCK - PARAGRAPHS A & B

FOURTH:

         A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twelve million Five hundred thousand (12,500,000), consisting of:

         1. Two million Five hundred thousand (2,500,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

         2. Ten million (10,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

         B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.